Exhibit 2.1

ARTICLES OF SHARE EXCHANGE

FLORIDA PROFIT

The Board of Directors of Capital Investment Services, Inc. (CIS) has adopted a “Plan of Share Exchange” for all its outstanding common stock of Southern Trust Securities Holding Corporation (STSHC) on an equal share exchange basis effective immediately.

All shareholders will be authorized to exchange 1 share of Capital Investment Services, Inc. for 1 share of Southern Trust Securities Holding Corporation.

All directors were present, Robert Escobio (President of CIS and STSHC) and Susan Escobio. Directors present constituted a majority of the members of the Board. Shareholder approval was not required.

As set forth on the minutes dated September 14, 2002 all shareholders agreed to exchange one share of CIS for one share of STSHC, distributed as follows:

SHAREHOLDER	QUANTITY

Robert Escobio	1,340,000
Susan Escobio	770,000
Alina Arnoldson	110,000
Isabel Campos	100,000
Domingo Alvarez	100,000
Victor Casado	112,500
Frank Dunbar	75,000
Eric Saba	30,000
Michelle Brewer	25,000
Stefano Fanfani	30,000
Carinne Siperstein	2,500
Pincay Investments	250,000
Glamox Investments	50,000
Miguel Pepe	25,000
Venere Investments	25,000
Howard Behar	2,500
Jaime Behar	20,000
Flimwell Corporation	100,000
Bewitched Enterprises	150,000
Jack Sadovnic	30,000

The National Securities Dealer Association (NASD) has approved the exchange. Capital Investment Services, Inc. is a wholly owned subsidiary of Southern Trust Securities Holdings Corporation

This concludes the “Share Exchange” transaction.

/s/ Robert Escobio
Robert Escobio
President
Capital Investment Services, Inc. and Southern Trust Securities Holdings Corporation